Exhibit 10.1

RETENTION AGREEMENT

This RETENTION AGREEMENT (this “Agreement”), dated as of October 31, 2017, is made and entered into by and between Paradise, Inc. (the “Company”), and Jack M. Laskowitz (“Employee”).

Background

Employee is a current employee of the Company, and is employed on an “at-will” basis as the Chief Financial Officer and Treasurer. The Company wishes to provide an inducement for Employee to remain employed in the event that the Company is sold to an independent third party (including by way of merger, consolidation, sale of all or substantially all of the Company’s assets, or sale of a controlling interest in the Company) (a “Sale Transaction”) to a purchaser (the “Buyer”). If a Sale Transaction occurs and Employee remains employed through the closing of the Sale Transaction, the Company shall pay a bonus to Employee on the terms and conditions of this Agreement.

Operative Terms

The Company and Employee agree as follows:

1.                    Retention Bonus. The Company shall pay a bonus to Employee in a gross amount equal to $75,000 (the “Retention Bonus”) if, and only if, both of the following conditions are satisfied:

(a)               A Sale Transaction closes; and

(b)               Employee remains continuously employed with the Company from the date of this Agreement through the closing date of the Sale Transaction. For clarity, the condition in this subsection (b) shall not be satisfied if Employee’s employment with the Company is terminated prior to a Sale Transaction for any reason. The Company expressly acknowledges its duty of good faith and fair dealing with respect to Section 1 of this Agreement and payment of the Retention Bonus and shall not terminate Employee to avoid paying the Retention Bonus.

2.                    Payment of Retention Bonus. If earned based upon satisfaction of the conditions set forth above in Section 1, the Retention Bonus shall be paid to Employee by the Company on the date of the Sale Transaction by wire transfer or Company check; provided that Employee’s right to be paid the Retention Bonus is further conditioned on Employee’s execution and delivery to the Company of a general release of all claims in a form acceptable to the Company (with all periods for revocation thereof expired, if applicable).

3.                  Retention Terms; Termination. Employee shall use his or her reasonable best efforts in performing his or her assigned job duties throughout the Retention Period. This Agreement does not create a contract of employment between Employee and the Company (or Buyer) or otherwise alter the “at will” employment relationship that exists between Employee and the Company (or Buyer). This Agreement does not give Employee any right to continue in the Company’s (or Buyer’s) employment or otherwise limit the Company’s (or Buyer’s) ability to terminate Employee’s employment or Employee’s ability to terminate his or her employment at any time and for any or no reason, with or without cause, including prior to the end of the Retention Period.

4.                  Confidentiality. Employee agrees that he or she will preserve the confidentiality of this Agreement and not discuss or disclose its existence, substance, or contents to anyone except his or her attorney, his or her tax advisor, his or her immediate family or as compelled by law; provided that such persons also maintain strict confidentiality as stated above, and any confidentiality breaches by such persons shall be considered breaches by Employee.

5.                  Miscellaneous.

(a)               Tax Matters. The Company shall have the right to deduct from any payment made under this Agreement any amount required to be withheld for any federal, state or local income, employment or other taxes. The parties intend for the Retention Bonus payable under this Agreement to be exempt from the requirements of Section 409A of the Internal Revenue Code as a short-term deferral described in Treasury Regulations Section 1.409A-1(b)(4), and this Agreement shall be interpreted consistently with such intent.

(b)               Unsecured Creditor. This Agreement does not create, and shall not be construed to create, a trust or separate fund or a fiduciary relationship between the Company and Employee. The Company’s obligation to pay the Retention Bonus shall be an unfunded and unsecured promise to pay money in the future, and nothing herein gives Employee any rights greater than an unsecured general creditor of the Company.

(c)               Entire Agreement; Amendment. This Agreement contains the entire understanding and agreement between the parties with respect to the subject matter of this Agreement and all prior or concurrent agreements, understandings, representations and warranties in regard to the subject matter of this Agreement, oral or written, are and have been merged in this Agreement. This Agreement cannot be amended, modified or supplemented in any respect, except by a subsequent written agreement entered into by Employee and the Company.

(d)               Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida, without regard to conflict of laws principles. The parties hereby (i) consent to the personal jurisdiction of the state and federal courts having jurisdiction in Hillsborough County, Florida, (ii) stipulate that the exclusive venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, for a state court proceeding, or the Middle District of Florida, for a federal court proceeding, and (iii) waive any defense, whether asserted by motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida, is an improper or inconvenient venue. each party TO THIS AGREEMENT expressly waives, TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated BY THIS AGREEMENT.

(e)               Prevailing Party. If any party brings any judicial action or proceeding to enforce its rights under this Agreement, the prevailing party shall be entitled, in addition to any other remedy, to recover from the losing party or parties, regardless of whether such action or proceeding is prosecuted to judgment, all costs and expenses, including reasonable attorneys’ fees, incurred therein by the prevailing party.

(f)                Successors and Assigns. Employee may not assign his or her rights under this Agreement without the prior written consent of the Company. Subject to the preceding sentence, this Agreement shall inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. The rights and obligations of the Company under this Agreement are assignable to Buyer, and if Buyer accepts and assumes the Company’s obligation to pay the Retention Bonus then the Company will be automatically released from such obligation, and in such case all references in this Agreement to the “Company” shall include and be a reference to the Buyer.

(g)               Execution of Agreement. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of facsimile or electronic portable document format (PDF) copies of this Agreement shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

(h)               Limitations. For the avoidance of doubt, the Company will not be obligated to pay more than one Retention Bonus to Employee, even if more than one Sale Transaction occurs. Further, a Retention Bonus shall be payable only if a Sale Transaction occurs, which is a contingent future event that may not occur. Nothing herein obligates the Company to pursue or consummate any proposed Sale Transaction.

(i)                 Counsel. Employee has been advised by his own counsel and tax advisers in connection with this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.

PARADISE, INC.

By:	/s/ Randy S. Gordon
Name:	Randy S. Gordon
Title:	President/CEO

EMPLOYEE

/s/ Jack Laskowitz
Print Name:	Jack M. Laskowitz